Tema ETF Trust 40-APP

Exhibit 99(A)(1)

EXHIBIT A-1
TEMA ETF TRUST
AUTHORIZATION TO FILE EXEMPTIVE APPLICATION

The undersigned hereby certifies that he is the duly elected Secretary of Tema ETF Trust (the “Trust”); that, with respect to the attached application for exemption from the provisions of the Investment Company Act of 1940, the rules and forms thereunder and any amendments thereto (such application along with any amendments, the “Application”), all actions necessary to authorize the execution and filing of the Application under the Trust’s Declaration of Trust have been taken, and the person signing and filing the Application on behalf of the Trust is fully authorized to do so; and that the following is a complete, true, and correct copy of the resolutions duly adopted by the Board of Trustees of the Trust on November 8, 2022, and that such resolutions have not been revoked, modified, rescinded, or amended and are in full force and effect:

RESOLVED: that the appropriate officers of the Trust be, and hereby are, authorized to file on behalf of the Trust an application with the Securities and Exchange Commission for an order pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), exempting the Trust and the Adviser from:

(i) the provisions of Section 15(a) of the 1940 Act to permit the Adviser, subject to the supervision of the Board, to appoint new sub-advisers to Tema Luxury Goods ETF, Tema Conquer Cancer Oncology ETF, Tema Emerging Markets Fintech ex-China ETF, Tema Monopoly, Duopoly, Oligopoly ETF, Tema American Industrial Revolution ETF, Tema Private Investments ETF, Tema Global Royalties ETF, and Tema Beer Spirits and Mixers ETF, for which the Adviser serves as investment adviser and to make material changes to the sub-advisory agreements with sub-advisers without obtaining shareholder approval of the applicable Fund; and

(ii) the disclosures required pursuant to Item 19(a)(3) of Form N-1A, Items 22(c)(1)(ii), 22(c)(1)(iii), 22(c)(8) and 22(c)(9) of Schedule 14A, and Sections 6-07(2)(a)-(c) of Regulation S-X relating to sub-adviser compensation; and it is

FURTHER RESOLVED: that the officers of the Trust be, and each of them hereby is, authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolution in such manner or such forms as the officer or officers shall approve in his, her, or their discretion, in each case as conclusively evidenced by his, her, or their actions thereby or signatures thereon.

By:	/s/ Matthew Keeling
Name:	Matthew Keeling
Title:	President
Date:	November 12, 2025